Exhibit 6.26

Execution Version

SHARE PURCHASE AGREEMENT

dated as of April 9, 2022

by and among

ENERGY EXPLORATION TECHNOLOGIES, INC.,

GEM GLOBAL YIELD LLC SCS

and

GEM YIELD BAHAMAS LIMITED

EXHIBITS

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Warrant
Exhibit C	Form of Company Closing Certificate
Exhibit D	Form of Company Compliance Certificate
Exhibit E	Form of Draw Down Notice
Exhibit F	Form of Closing Notice

SHARE PURCHASE AGREEMENT

April 9, 2022

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the date first above written by and among ENERGY EXPLORATION TECHNOLOGIES, INC., a Puerto Rico corporation and having a principal place of business at 1624 Headway Circle, Austin Texas, 78754 (the “Company”); GEM GLOBAL YIELD LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg having LEI No. 213800CXBEHFXVLBZO92 having an address at 12C, rue Guillaume J. Kroll, L-1882 Luxembourg (the “Purchaser”); and GEM YIELD BAHAMAS LIMITED, a limited company formed under the laws of the Commonwealth of the Bahamas and having an address at 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, The Bahamas (“GYBL,” and together with the Company and Purchaser, the “Parties”).

RECITALS

WHEREAS, the Parties desire that, upon the terms and subject to the conditions contained herein, the Company may issue and sell to the Purchaser, and the Purchaser may purchase from the Company up to the Aggregate Limit of the Company’s Shares (as defined below);

WHEREAS, such investments will be made in reliance upon the provisions of Section 4(a)(2) of the Securities Act (“Section 4(a)(2)”) and Rule 506 of Regulation D promulgated by the Commission under the Securities Act (“Regulation D”), and upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in the Shares to be made hereunder; and

WHEREAS, the Parties are concurrently entering into a Registration Rights Agreement in the form of Exhibit A hereto (the “Registration Rights Agreement”), pursuant to which the Company shall register the resale of the Shares by the Purchaser, upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Dfinitions.

(a) “Adjustment Date” shall have the meaning assigned to such term in Section 4.12(b).

(b) Affiliate” means with respect to a party to this Agreement (i) any company of which over fifty percent (50%) of its issued and voting share capital is owned or controlled, directly or indirectly, by said party, or (ii) any company which owns or controls, directly or indirectly, over fifty percent (50%) of the issued and voting share capital of such party, or (iii) any company owned or controlled, directly or indirectly, to the extent of over fifty percent (50%) or more of the issued and voting share capital, by any of the foregoing.

(c) “Aggregate Maximum Purchase Price” shall each have the meaning assigned to such term in Section 6.03 hereof.

(d) “Aggregate Limit” shall have the meaning assigned to such term in Section 2.01 hereof.

(e) “Bylaws” shall have the meaning assigned to such term in Section 3.01(c) hereof.

(f) “Certificate” shall have the meaning assigned to such term in Section 3.01(c) hereof.

(g) “Change of Control” shall mean (i) the acquisition by any Person of direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the then-issued and outstanding equity of the Company; (ii) the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction, whether or not the Company is the surviving corporation, other than a transaction which would result in the voting equity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the voting equity shares of the Company or such surviving entity immediately after such transaction; or (iii) the sale, transfer or disposition of all or substantially all of the business and assets of the Company to any Person.

(h) “Closing” shall have the meaning assigned to such term in Section 2.04 hereof.

(i) “Code” means the United States Internal Revenue Code of 1986, as amended.

(j) “Commission” shall mean the Securities and Exchange Commission or any successor entity.

(k) “Commission Documents” shall mean, as of a particular date, all reports, schedules, forms, statements and other documents filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act, and shall include all information contained in such filings and all filings incorporated by reference therein.

(l) “Commitment Fee” shall have the meaning assigned to such term in Section 4.12(a).

(m) “Committed Draw Down” shall have the meaning assigned to such term in Section 6.03 hereof.

(n) “Committed Draw Down Amount” shall be $25,000,000 on each Committed Draw Down Date, for a cumulative Committed Draw Down Amount of $150,000,000.

(o) “Committed Draw Down Date” shall be, collectively, (I) the “First Draw Down Date” (which shall be a date determined by the Company that is no earlier than the 5th Trading Day after the Public Listing Date), (II) the “Second Draw Down Date” (which shall be a date determined by the Company that is no earlier than the 25th Trading Day after the Public Listing

Date), (III) the “Third Draw Down Date” (which shall be a date determined by the Company that is no earlier than the 25th Trading Day after the Second Draw Down Date), (IV) the “Fourth Draw Down Date” (which shall be a date determined by the Company that is no earlier than the 25th Trading Day after the Third Draw Down Date), (V) the “Fifth Draw Down Date” (which shall be a date determined by the Company that is no earlier than the 25th Trading Day after the Fourth Draw Down Date), and (VI) the “Sixth Draw Down Date” (which shall be a date determined by the Company that is no earlier than the 25th Trading Day after the Fifth Draw Down Date).

(p) “Committed Draw Down Purchase Price” shall mean a per-Share amount equal to 90% of the average Daily Closing Price during the Committed Draw Down Pricing Period.

(q) “Common Shares” means, without limitation, the class of common stock of the Company that is to be listed on the Principal Market.

(r) “Current Report” shall have the meaning assigned to such term in Section 2.03.

(s) “Current Trading Price” shall have the meaning assigned to such term in Section 4.12(b).

(t) “Daily Closing Price” shall mean the closing bid price of the Common Shares, as recorded by the Principal Market, on a particular day.

(u) “Deficiency” shall have the meaning assigned to such term in Section 6.03(d).

(v) “Draw Down” means the transactions contemplated under Section 6.01 or Section 6.03 of this Agreement.

(w) “Draw Down Amount” means the actual amount of proceeds to be paid by the Purchaser in connection with a Draw Down.

(x) “Draw Down Amount Requested” shall mean the amount of Shares requested by the Company in its Draw Down Notice as provided in Section 6.01(h) hereof.

(y) “Draw Down Exercise Date” shall have the meaning assigned to such term in Section 6.01(h) hereof.

(z) “Draw Down Limit” shall have the meaning assigned to such term in Section 6.01(a) hereof.

(aa) “Draw Down Notice” shall mean a notice sent by the Company to exercise a Draw Down as provided in Section 6.01(h) hereof.

(bb) “Draw Down Pricing Period” shall mean (i) with respect to a Committed Draw Down (in such case, referred to herein as the “Committed Draw Down Pricing Period”), a period of 20 consecutive Trading Days commencing with the first Trading Day designated in each Draw Down Notice, which may be changed by the Purchaser in its sole discretion to a period between 10 and 20 Trading Days, and (ii) with respect to any other Draw Downs, a period of consecutive Trading Days commencing with the first Trading Day designated in each Draw Down Notice, with such period being between 10 and 20 Trading Days, determined by the Purchaser in its sole discretion (such number of Trading Days being the “Calculation Days”).

(cc) “Effective Date” shall mean the date of the execution and delivery this Agreement.

(dd) “Environmental Laws” shall have the meaning assigned to such term in Section 3.01(n) hereof.

(ee) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

(ff) “GAAP” shall mean generally accepted accounting principles in the United States of America as consistently applied by the Company.

(gg) “Indebtedness” shall have the meaning assigned to such term in Section 3.01(i) hereof.

(hh) “Investment Period” shall have the meaning assigned to such term in Section 7.01 hereof.

(ii) “Knowledge” means the actual knowledge of the Company’s Chief Executive Officer and Chief Financial Officer, after reasonable inquiry of all officers and directors of the Company who could reasonably be expected to have knowledge or information with respect to the matter in question.

(jj) “Lien” means with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, option, adverse claim, restriction on title or transfer, encroachments, occupancy rights, or other encumbrance of any kind or character in respect of such property or asset, and any agreement to create any of the foregoing.

(kk) “Losses” shall have the meaning assigned to such term in Section 8.01(a) hereof.

(ll) “Material Adverse Effect” shall mean (i) any effect on the business, operations, properties, condition (financial or otherwise) or prospects of the Company that is material and adverse to the Company and its subsidiaries, taken as a whole, or (ii) any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement in any material respect.

(mm) “Material Agreements” means any material written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement to which the Company is a party.

(nn) “Parties” shall have the meaning assigned to such term in the preamble.

(oo) “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

(pp) “Plan” shall have the meaning assigned to such term in Section 3.01(s) hereof.

(qq) “Principal Market” shall mean any U.S. securities exchange on which the Common Shares are traded or any other exchange platform in the world on which the Common Shares are traded (excluding an exchange primarily designed to facilitate the purchase, sale or trading of cryptocurrency), including, but not limited to, the London Stock Exchange, the Berlin Stock Exchange, the Frankfurt Stock Exchange, the SIX Swiss Exchange or the Stock Exchange of Hong Kong.

(rr) “Private Transaction” shall have the meaning assigned to such term in Section 4.13.

(ss) “Private Transaction Fee” shall have the meaning assigned to such term in Section 4.13.

(tt) “Prospectus” means the prospectus in the form included in the Registration Statement, as supplemented from time to time by any Prospectus Supplement, including the documents incorporated by reference therein.

(uu) “Prospectus Supplement” means any prospectus supplement to the Prospectus filed with the Commission from time to time pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein.

(vv) “Public Company Date” means the date that the Company becomes subject to the reporting requirements of the Exchange Act.

(ww) “Public Listing” shall mean the public listing of the Shares for trading on the Principal Market or the consummation of a Reverse Merger Transaction, whichever is earlier.

(xx) “Public Listing Date” shall mean the first day on which the Common Shares trade on the Principal Market.

(yy) “Purchase Price” shall have the meaning assigned to such term in Section 6.01(a) hereof.

(zz) “Registration Date” shall mean the date that the Registration Statement is declared effective by the Commission.

(aaa) “Registration Statement” shall mean the registration statement on Form S-1 or S-3 under the Securities Act, or other relevant registration statement, to be filed by the Company with the Commission with respect to the registration of the Shares to be issued under the Draw Downs, pursuant to the Registration Rights Agreement.

(bbb) “Reverse Merger Transaction” means a merger, reverse merger, acquisition, consolidation, business combination or similar transaction between the Company or one of its subsidiaries or Affiliates and a special purpose acquisition company or other entity whose securities are publicly listed on the Principal Market, following which transaction (i) the shares of the special purpose acquisition company or other entity, the Company, or one of the Company’s subsidiaries or Affiliates are publicly listed on the Principal Market, or (ii) the applicable publicly listed person holds, owns or has the right to acquire, directly or indirectly, all or substantially all of the assets of the Company (and/or any of its subsidiaries or Affiliates), as determined on a consolidated basis prior to the consummation of the applicable transaction.

(ccc) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

(ddd) “Settlement Date” shall have the meaning assigned to such term in Section 6.01(d) hereof.

(eee) “Shares” shall mean, collectively, all of the Common Shares of the Company issuable to the Purchaser upon exercise of any Draw Down and upon exercise of the Warrant.

(fff) “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other Persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.

(ggg) “Successor Company” shall mean (i) any company the common equity shares of which are traded on the Principal Market with which the Company merges, including without limitation, the resulting or successor company in a Reverse Merger Transaction, and (ii) any successor or similar entity of the Company (whether by merger, consolidation or otherwise) or any subsidiary or Affiliate of, or other similar entity related to, the Company or any subsidiary or Affiliate thereof, in each case, formed for the purpose of facilitating, or in connection with, a Public Listing.

(hhh) “Threshold Price” is the lowest price at which the Company may sell Shares during a Draw Down Pricing Period, as set forth in each Draw Down Notice.

(iii) “Trading Day” shall mean a trading day on the Principal Market.

(jjj) “Transaction Documents” shall mean this Agreement, the Registration Rights Agreement and each other agreement or undertaking executed or delivered to the Purchaser by the Company pursuant hereto or thereto.

(kkk) “Transferred Shares” shall have the meaning assigned to such term in Section 6.03 hereof.

(lll) “Warrant” shall have the meaning assigned to such term in Section 4.12(b).

(mmm) “Warrant Shares” shall have the meaning assigned to such term in the Warrant.

(nnn) “Warrant Percentage” shall have the meaning assigned to such term in Section 4.12(b).

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.01 Purchase and Sale of Shares.

(a) Upon the terms and subject to the conditions of this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company during the Investment Period (as defined in Section 7.01) up to the number of duly authorized, validly issued, fully paid and non-assessable Common Shares having an aggregate value of U.S. $450,000,000 (the “Aggregate Limit”). Purchases and sales of Shares of the Company hereunder shall be made by the delivery to the Purchaser of Draw Down Notices as provided in ARTICLE VI hereof. The aggregate dollar amount of all Draw Down Amounts pursuant to the terms and conditions of this Agreement shall not exceed the Aggregate Limit.

Section 2.02 The Shares. The Company has or will have authorized and has or will have reserved, and covenants to continue to so reserve once reserved, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of its authorized but unissued Common Shares to cover the Shares to be issued in connection with all Draw Downs requested under this Agreement, and to be issued in connection with the exercise of the Warrant, prior to the issuance to the Purchaser of such Shares under this Agreement and the Warrant.

Section 2.03 Required Filings. If the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, as soon as reasonably practicable but in adherence of any applicable deadlines set forth in the Exchange Act, the Company shall file with the Commission a report on Form 8-K (or comparable disclosure) relating to the transactions contemplated by, and describing the material terms and conditions of the Transaction Documents and attaching copies of this Agreement and the Registration Rights Agreement (including all exhibits thereto, the “Current Report”); provided that the obligation to file the Current Report shall not be applicable if this Agreement and the Registration Rights Agreement were previously filed with the Commission. The Company shall provide the Purchaser a reasonable opportunity to review a draft of such Current Report. In addition, not later than 15 calendar days following the Effective Date, the Company shall file a Form D with respect to the securities hereunder in accordance with Regulation D and shall provide a copy thereof to the Purchaser promptly after such filing. The Company shall prepare and file the Registration Statement (including the Prospectus) covering the resale by the Purchaser of the registrable securities with the Commission in accordance with the provisions of the Securities Act and the Registration Rights Agreement. The Company shall file with the Commission in accordance with Rule 424(b) under the Securities Act the final Prospectus to be used in connection with resales pursuant to the Registration Statement as soon as reasonably practicable but in adherence with any applicable securities laws. If the transactions contemplated by any Draw Down are material to the Company (the consummation of which has not previously been reported in any Prospectus Supplement filed with the Commission under Rule 424(b) under the Securities Act or in any report, statement or other document filed by the Company with the Commission under the Exchange Act), or if otherwise required under the Securities Act (or the interpretations of the Commission thereof), in each case as reasonably determined by the Company, then, the Company shall file with the Commission any and all documents as required by the Securities Act or other applicable securities laws.

Section 2.04 Effective Date; Settlement Dates. This Agreement shall become effective and binding (the “Closing”) upon the delivery of counterpart signature pages of this Agreement. The Registration Rights Agreement executed by each of the parties thereto, and the delivery of all other documents, instruments and writings required to be delivered at the Closing, in each case as provided in ARTICLE V, shall become effective and binding on the Effective Date. In consideration of and in express reliance upon the representations, warranties and covenants contained in, and upon the terms and subject to the conditions of, this Agreement, during the Investment Period the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Shares in respect of each Draw Down. The issuance and sale of Shares to the Purchaser pursuant to any Draw Down shall occur on the applicable Settlement Date in accordance with Section 6.01(d); provided that all of the conditions precedent thereto set forth in ARTICLE IV theretofore shall have been fulfilled on or prior to such Settlement Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser and GYBL as of the Effective Date, as of each Draw Down Exercise Date and as of each Settlement Date, except where the representation is expressly made only as of the Effective Date:

(a) Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. All Subsidiaries are duly formed, validly existing and in good standing under the laws of their respective jurisdictions of formation and have the requisite corporate power and authority to own, lease and operate their respective properties and assets and to conduct their respective business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

(b) Authorization, Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and each other Transaction Document and to issue and sell the Shares in accordance with the terms hereof. Except for approvals of the Company’s Board of Directors or a committee thereof as may be required in connection with any issuance and sale of Shares to the Purchaser hereunder, the execution, delivery and performance of this Agreement and each other Transaction Document by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and, except as contemplated by Section 2.02, no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement and each other Transaction Document has been duly executed and delivered by the Company. This Agreement and each other Transaction Document constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) Capitalization. The authorized capital stock of the Company and the shares thereof issued and outstanding are or as of such date will be set forth in the Commission Documents. All of the Shares will be, and the outstanding Common Shares have been, duly and validly authorized, and are fully paid and non-assessable. Except as are or as of such date will be set forth in the Commission Documents, no holders of Shares or Common Shares are entitled to preemptive rights or registration rights, and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as are or will be set forth in the Commission Documents, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities, the Company is not a party to, and it has no Knowledge of, any agreement restricting the voting or transfer of any shares of capital stock of the Company. The offer and sale of all shares of capital stock, convertible securities, rights, warrants, or options of the Company complied in all material respects with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto. Except as is or will be set forth in the Commission Documents, there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any of the other Transaction Documents or the consummation of the transactions described herein or therein. The Company has furnished or made available to the Purchaser true and correct copies of the Company’s Certificate of Incorporation as in effect on the Effective Date (the “Certificate”) and bylaws as in effect on the Effective Date (the “Bylaws”).

(d) Isuance of Shares. The Shares to be issued under this Agreement have been or will be (prior to issuance to the Purchaser or GYBL hereunder) duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and nonassessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Shares.

(e) No Conflicts. As of the Effective Date, the execution, delivery and performance of this Agreement and each other Transaction Document by the Company and the consummation by the Company of the transactions contemplated herein do not (i) violate any provision of the Company’s Certificate or Bylaws, (ii) conflict with, result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under any Material Agreement where any such conflict, breach, violation or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) create or impose a lien, charge or encumbrance on any property or assets of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a material violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement and each other Transaction Document, or issue and sell the Shares to the Purchaser in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the Commission or the Principal Market subsequent to the Effective Date, including the Registration Statement and any registration statement, amendment, prospectus or prospectus supplement which may be filed pursuant hereto); provided, however, that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the representations, warranties and agreements of the Purchaser herein.

(f) Commission Documents, Financial Statements. During the period that the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company has timely filed all Commission Documents (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act). As of the Effective Date, the Company has not provided to the Purchaser any information which, as required by applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and the other Transaction Documents. As of their respective filing dates, the Commission Documents complied in all material respects with the requirements of the Exchange Act and other federal, state and local laws, rules and regulations applicable to them, and, as of their respective dates, the Commission Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g) No Material Adverse Effect. No Material Adverse Effect exists as of the Effective Date or, except as disclosed in the Commission Documents, has occurred since the Effective Date.

(h) No Undisclosed Liabilities. As of the Effective Date, the Company has no material liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any Subsidiary (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents other than liabilities incurred in the ordinary course of business since the date of such Commission Documents or those that individually or in the aggregate, are not material to the Company’s business.

(i) Indebtedness. As of the Effective Date, the Company has no secured or unsecured Indebtedness. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $5,000,000 (other than trade accounts payable incurred in the ordinary course of business) and (b) all guaranties, endorsements, indemnities and other contingent obligations in respect of Indebtedness of others in excess of $5,000,000, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business. The Company is not in default with respect to any Indebtedness. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to Title 11 of the United States Code, or other similar federal or state or other applicable bankruptcy law or law for the relief of debtors, nor does the Company have any Knowledge that its creditors intend to initiate involuntary bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any such bankruptcy law or law for the relief of debtors. The Company is financially solvent and is generally able to pay its debts as they become due.

(j) Title to Assets. As of the Effective Date, the Company has good, valid and marketable title to all of its real and personal property reflected in the Commission Documents, free of any Liens. All said real property leases of the Company are valid and subsisting and in full force and effect in all material respects.

(k) Actions Pending. Except as disclosed in the Commission Documents, there is no material action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary which questions the validity of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. Except as disclosed in the Commission Documents, there is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened, against or involving the Company, any Subsidiary or any of their respective properties or assets that, taken as a whole, would reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Commission Documents, no judgment, order, writ, injunction or decree or award has been received by the Company that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(l) Compliance with Law. The Company is in compliance with all laws, rules, regulations and orders of any governmental authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(m) Disclosure. Neither this Agreement nor any other Transaction Document nor the Commission Documents or any other documents, certificates or instruments furnished to the Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement and the other Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading. The Company confirms that neither it, nor any other Person acting on its behalf, has provided the Purchaser or any of its agents, advisors or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information concerning the Company, other than the existence of the transactions contemplated by the Transaction Documents, except pursuant to a confidentiality and non-disclosure agreement.

(n) Operation of Business. Except as disclosed in the Commission Documents, the Company owns, controls or licenses all patents, trademarks, service marks, trade names, copyrights, licenses and authorizations of the Company as set forth in the Commission Documents, and all rights with respect to the foregoing, which are reasonably necessary for the conduct of its business as now conducted without, to the Company’s Knowledge, any conflict with the rights of others. As of the Effective Date, the Company possesses such permits, licenses, approvals, consents and other authorizations (including licenses, accreditation and other similar documentation or approvals of any local health departments) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies as are necessary to conduct the business now operated by it (collectively, “Governmental Licenses”). Except as otherwise disclosed in the

Commission Documents or the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Company is in compliance with the terms and conditions of all such Governmental Licenses, except as otherwise disclosed in the Commission Documents and all of the Governmental Licenses are valid and in full force and effect. As of the Effective Date, except as set forth in the Commission Documents, to the Knowledge of the Company, the Company has not received any written notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

(o) Environmental Compliance. Except as disclosed in the Commission Documents and except with respect to any matter that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (ii) has become subject to any material liability as a result thereof. “Environmental Laws” shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature.

(p) Transactions with Affiliates. As of the Effective Date, except as set forth in the Commission Documents, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $250,000 between (a) the Company, on the one hand, and (b) any Person who would be covered by Item 404(a) of Regulation S-K, on the other hand. As of the Effective Date, there are no outstanding amounts payable to or receivable from, or advances by the Company to, and the Company is not otherwise a creditor of or debtor to, any beneficial owner of more than five percent (5%) of the outstanding Common Shares, or any director, employee or Affiliate of the Company, other than (i) reimbursement for reasonable expenses incurred on behalf of the Company or (ii) as part of the normal and customary terms of such person’s employment or service as a director with the Company.

(q) Securities Act. The Company has complied and will comply in all material respects with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder. The Registration Statement, on the date it is filed with the Commission, on the date it is declared effective by the Commission (or becomes effective pursuant to Section 8 of the Securities Act), on each Draw Down Exercise Date and on each Settlement Date, shall comply in all material respects with the requirements of the Securities Act (including, without limitation, Rule 415 under the Securities Act) and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that this representation and warranty shall not apply to statements in or omissions from the Registration Statement made in reliance upon and in conformity with information relating to the Purchaser furnished to the Company in writing by or on behalf of the Purchaser expressly for use therein. The Prospectus and each Prospectus

Supplement required to be filed pursuant to this Agreement or the Registration Rights Agreement after the Effective Date, when taken together, on its date, on each Draw Down Exercise Date and on each Settlement Date, shall comply in all material respects with the requirements of the Securities Act (including, without limitation, Rule 424(b) under the Securities Act) and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that this representation and warranty shall not apply to statements in or omissions from the Prospectus or any Prospectus Supplement made in reliance upon and in conformity with information relating to the Purchaser furnished to the Company in writing by or on behalf of the Purchaser expressly for use therein. Each Commission Document (other than the Registration Statement, the Prospectus or any Prospectus Supplement) to be filed with or furnished to the Commission after the Effective Date and incorporated by reference in the Registration Statement, the Prospectus or any Prospectus Supplement required to be filed pursuant to this Agreement or the Registration Rights Agreement (including, without limitation, the Current Report), when such document is filed with or furnished to the Commission and, if applicable, when such document becomes effective, as the case may be, shall comply in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and other federal, state and local laws, rules and regulations applicable to it, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(r) Use of Proceeds. The proceeds from the sale of the Shares will be used by the Company for general corporate purposes and other working capital needs of the Company.

(s) Investment Company Act Status. The Company is not, and as a result of the consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds from the sale of the Shares as set forth in the Prospectus and the Prospectus Supplement shall not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(t) Taxes. As of the Effective Date, except as would not reasonably be expected to result in a Material Adverse Effect, the Company (i) has filed all necessary federal, state and foreign income and franchise tax returns or has duly requested extensions thereof, (ii) has paid all federal, state, local and foreign taxes due and payable for which it is liable, except to the extent that any such taxes are being contested in good faith and by appropriate proceedings, and (iii) does not have any tax deficiency or claims outstanding or assessed or, to the Company’s Knowledge, proposed against it. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(u) Insurance. As of the Effective Date, the Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged.

(v) U.S. Real Property Holding Corporation. The Company is not, nor has it ever been, and so long as any of the securities are held by the Purchaser, shall not become a U.S. real property holding corporation within the meaning of Section 897 of the Code.

(w) Exemption from Registration; Valid Issuances. Subject to, and in reliance on, the representations, warranties and covenants made herein by the Purchaser, the offer and sale of the Shares in accordance with the terms and conditions of this Agreement and the Transaction Documents is exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) and Rule 506 of Regulation D; provided, however, that at the request of and with the express agreement of the Purchaser and in accordance with applicable law, the Shares will be delivered to the Purchaser on each Settlement Date (if available at such time, via book entry through the Depository Trust Company) and will not bear legends noting restrictions as to resale of such securities under federal or state securities laws, nor will any such securities be subject to stop transfer instructions. Neither the offer and sale of the Shares pursuant to, nor the Company’s performance of its obligations under, the Transaction Documents to which it is a party shall (i) result in the creation or imposition of any Liens upon the Shares, or (ii) entitle the holders of any outstanding shares of capital stock of the Company to preemptive or other rights to subscribe to or acquire Common Shares or other securities of the Company.

(x) No General Solicitation or Advertising. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares.

(y) Manipulation of Price. Neither the Company nor any of its officers, directors or Affiliates has, and, to the Knowledge of the Company, no Person acting on their behalf has, (i) taken, directly or indirectly, any action designed or intended to cause or to result in the stabilization or manipulation of the price of any security of the Company, or which caused or resulted in, or which would in the future reasonably be expected to cause or result in, the stabilization or manipulation of the price of any security of the Company, in each case to facilitate the sale or resale of any of the Shares, or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares. Neither the Company nor any of its officers, directors or Affiliates will, during the term of this Agreement, and, to the Knowledge of the Company, no Person acting on their behalf will, during the term of this Agreement, take any of the actions referred to in the immediately preceding sentence.

(z) Foreign Corrupt Practices Act. None of the Company, any Subsidiary or, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Company, is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company has conducted its business in compliance with the FCPA.

(aa) Money Laundering Laws. The operations of the Company is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and, to the Knowledge of the Company, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or threatened.

(bb) OFAC. None of the Company or, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(cc) Acknowledgment Regarding Purchaser’s Purchase of Shares. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder, and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder is merely incidental to the Purchaser’s purchase of the Shares.

Section 3.02 Representatives and Warranties of the Purchaser. The Purchaser and GYBL hereby make the following representations and warranties to the Company as of the Effective Date, as of each Draw Down Exercise Date and as of each Settlement Date, except where the representation is expressly made only as of the Effective Date:

(a) Organization and Standing of the Purchaser and GYBL. The Purchaser is a “société en commandite simple” duly formed, validly existing and in good standing under the laws of Luxembourg. GYBL is a limited company duly formed, validly existing and in good standing under the laws of the Commonwealth of the Bahamas.

(b) Authorization and Power. Each of the Purchaser and GYBL has the requisite corporate power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and to purchase the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Purchaser and by GYBL and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Purchaser and GYBL, and the Board of Directors or stockholders of either of them is required. This Agreement and each other Transaction Document to which the Purchaser or GYBL is a party has been duly executed and delivered by each of the Purchaser and

GYBL. This Agreement and each other Transaction Document to which the Purchaser or GYBL is a party constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser or GYBL, enforceable against the Purchaser or GYBL, respectively, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) No Conflicts. The execution, delivery and performance of this Agreement and each other Transaction Document to which the Purchaser or GYBL is a party, and the consummation by the Purchaser and GYBL of the transactions contemplated hereby and thereby or relating hereto or thereto, do not and will not (i) result in a violation of such Purchaser’s or GYBL’s charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Purchaser or GYBL is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Purchaser or GYBL under any agreement or any commitment to which the Purchaser or GYBL is party or by which the Purchaser or GYBL is bound or by which any of their respective properties or assets are bound, or (iv) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or GYBL or any of their respective properties, except for such conflicts, defaults and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Purchaser or GYBL to enter into and perform its obligations under this Agreement or any other Transaction Document to which the Purchaser or GYBL is a party in any material respect. Neither the Purchaser nor GYBL is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or any other Transaction Document to which the Purchaser is a party or to purchase the Shares in accordance with the terms hereof; provided, however, that for purposes of the representation made in this sentence, each of the Purchaser and GYBL is assuming and relying upon the accuracy of the representations, warranties and agreements of the Company herein.

(d) Accredited Investor. Each of the Purchaser and GYBL is an institutional “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(e) Financial Risks. Each of the Purchaser and GYBL acknowledges that it is able to bear the financial risks associated with an investment in the Shares, including, for the avoidance of doubt, any financial risks associated with the funding of the Purchase Price. Each of the Purchaser and GYBL is capable of evaluating the risks and merits of an investment in the Shares by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters, and each of the Purchaser and GYBL is capable of bearing the entire loss of its investment in the Shares.

(f) Information. The Purchaser and GYBL and their respective advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Purchaser or GYBL. The Purchaser and GYBL and their respective advisors, if any, have been afforded the opportunity to ask questions of the Company. The Purchaser and GYBL have sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares. The Purchaser and GYBL understand that they (and not the Company) shall be responsible for their own respective tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement and the other Transaction Documents to which the Purchaser or GYBL is a party

(g) No-Broker Dealer. Purchaser represents, warrants and agrees that it is buying the Shares for investment purposes and not for distribution. It is not registered as a broker-dealer with the Commission and is not required to be registered as a broker-dealer by virtue of the trader exception to the definition of dealer under the Exchange Act.

(h) Compliance with Law. As of the Effective Date, the Purchaser is in compliance with all laws, rules, regulations and orders of any governmental authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be materially adverse to the Purchaser or its ability to enter into and perform any of its obligations under this Agreement in any material respect.

ARTICLE IV

COVENANTS

The Company covenants with the Purchaser and GYBL, and the Purchaser and GYBL together covenant with the Company, as follows, which covenants of one party are for the benefit of the other party.

Section 4.01 Securities Compliance. The Company shall notify the Commission and the Principal Market, if applicable, in accordance with their rules and regulations, of the transactions contemplated by this Agreement and each other Transaction Document, and shall take all other necessary action and proceedings as may be required by applicable law, rule and regulation, for the legal and valid issuance of the Shares to the Purchaser and GYBL. The Company shall take such action, if any, as is reasonably necessary in order to obtain an exemption for or to qualify any subsequent resale of the Shares by the Purchaser and GYBL, in each case, under applicable securities or “Blue Sky” laws of the states of the United States of America in such states as is reasonably requested by the Purchaser or GYBL from time to time, and shall provide evidence of any such action so taken to the Purchaser.

Section 4.02 Registration and Listing. During the Investment Period, the Company will take all action necessary to cause the Shares to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all material respects with its reporting and filing obligations under the Exchange Act and take all action necessary to maintain compliance with such reporting and filing obligations, and will not take any action or file any document (whether or not permitted by the Securities Act) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. During the Investment Period, the Company will take all action necessary to effect the listing or trading of its Common Shares and the listing of the Shares purchased by Purchaser hereunder on the Principal Market or any relevant market or system, if applicable, and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market or any relevant market or system.

Section 4.03 Registration Rights Agreement. The Company, the Purchaser and GYBL shall enter into the Registration Rights Agreement with respect to the Shares, dated the Effective Date, in the form of Exhibit A attached hereto.

Section 4.04 Compliance with Laws.

(a) During the Investment Period, the Company shall comply in all material respects with all applicable laws, rules, regulations and orders applicable to the business and operations of the Company and with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations of the Principal Market (including, without limitation, Rule 415(a)(4) under the Securities Act).

(b) During the Investment Period, the Purchaser and GYBL shall comply in all material respects with all applicable laws, rules, regulations and orders in connection with this Agreement and each other Transaction Document and the transactions contemplated hereby and thereby. Without limiting the foregoing, during the Investment Period, the Purchaser and GYBL shall comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act, where applicable.

Section 4.05 Keeping of Records and Books of Account. The Company shall use commercially reasonable efforts to keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

Section 4.06 Limitations on Holdings and Issuances. Notwithstanding anything in this Agreement, at no time while the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act may the Company issue, and at no time shall the Purchaser be obligated to purchase, any Shares which would result in the Purchaser beneficially owning, directly or indirectly, at the time of such proposed issuance, more than 9.99% of the number of Common Shares issued and outstanding as of the date of such proposed issuance; provided, however, that upon the Purchaser providing the Company with sixty-one (61) days’ notice (pursuant to Section 9.04 hereof) (the “Waiver Notice”) that the Purchaser would like to waive this Section 4.06 with regard to any or all Shares issuable pursuant to this Agreement, this Section 4.06 will be of no force or effect with regard to all or a portion of the Shares referenced in the Waiver Notice until the date that the Purchaser notifies the Company (pursuant to Section 9.04 hereof) that the Purchaser revokes the Waiver Notice; provided, further, that during the sixty-one (61) day period prior to the expiration of the Investment Period, the Purchaser may waive this Section 4.06 by providing a Waiver Notice at any time during such sixty-one (61) day period.

Section 4.07 Registration Statement. The Company shall cause the Registration Statement to be filed and seek that it be declared effective pursuant to the Registration Rights Agreement. The Registration Statement shall register with the Commission the Shares to be issued under the Draw Downs and the Warrant Shares. The Purchaser shall not be obligated to accept a Draw Down request from the Company unless the Registration Statement is then effective and the Prospectus included in the Registration Statement is then current and in compliance with all applicable rules of the Commission and the Principal Market.

Section 4.08 Other Agreements and Other Financings. The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right to perform of the Company or any Subsidiary under this Agreement or any other Transaction Document.

(a) The Company shall not enter into any agreement, the principal purpose of which is to secure an “equity line” similar to the financing provided for under this Agreement during the Investment Period.

(b) The Company shall provide prompt notice to the Purchaser of any Alternate Transaction. For all purposes of this Agreement, an “Alternate Transaction” shall mean (w) the issuance of Common Shares for a purchase price less than, or the issuance of securities convertible into or exchangeable for Common Shares at an exercise or conversion price (as the case may be) less than, the then-current market price of the Common Shares, respectively (including, without limitation, pursuant to any “equity line” or other financing that is substantially similar to the financing provided for under this Agreement, or pursuant to any other transaction in which the purchase, conversion or exchange price for such Common Shares is determined using a floating discount or other post-issuance adjustable discount to the then-current market price), in each case, after all fees, discounts, warrant value and commissions associated with the transaction; (x) an “at-the-market” offering of Common Shares or securities convertible into or exchangeable for Common Shares pursuant to Rule 415(a)(4) under the Securities Act; (y) the implementation by the Company of any mechanism in respect of any securities convertible into or exchangeable for Common Shares for the rest of the purchase price of the Common Shares to below the then-current market price of the Common Shares, respectively (including, without limitation, any anti-dilution or similar adjustment provisions in respect of any Company securities, but specifically excluding customary anti-dilution adjustments for stock splits, dividends, combinations, recapitalizations, reclassifications and similar events); or (z) the issuance of options, warrants or similar rights of subscription or the issuance of convertible equity or debt securities (other than employee incentive stock options issued in the ordinary course of business).

(c) For the avoidance of doubt, this Section 4.08 shall not apply to any private investments in public equity involving the Company.

Section 4.09 Stop Orders. During the Investment Period, the Company shall use commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement under the Securities Act. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, the Company will use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible time.

Section 4.10 Selling Restrictions; Volume Limitations.

(a) The Purchaser covenants that during the Investment Period neither the Purchaser nor any of its Affiliates nor any entity managed by the Purchaser will, directly or indirectly, sell any securities of the Company except the Common Shares that it purchases from the Company in respect of the Draw Downs, as applicable (for the avoidance of doubt, subject to the restrictions set forth below and in Section 2.03). During the Investment Period, neither the Purchaser nor any of its Affiliates nor any entity managed by the Purchaser will enter into a short position with respect to Common Shares of the Company, including in any account of the Purchaser or in any account directly or indirectly managed by the Purchaser or any Affiliate of the Purchaser or any entity managed by the Purchaser. During the Investment Period, the Purchaser shall not grant any option to purchase or acquire any right to dispose or otherwise dispose for value of any Common Shares, or any securities convertible into, or exchangeable for, or warrants to purchase, any Common Shares, respectively, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of the Common Shares, except for such sales permitted by the preceding two sentences. In addition, during the Investment Period and on a daily Trading Day basis, the Purchaser agrees to restrict the volume of sales of Shares by the Purchaser, its Affiliates and any entity managed by the Purchaser to no more than the Shares purchased pursuant to any Draw Down Notice, multiplied by a fraction whose numerator is 1, and whose denominator is the number of Calculation Days.

(b) During the Investment Period, in connection with any sale of the Company’s securities, the Purchaser and GYBL shall comply in all material respects with all applicable laws, rules, regulations and orders, including, without limitation, the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Regulation M and Rule 10b-5 under the Exchange Act, where applicable.

Section 4.11 Non-Public Information. From the Investment Period and until the later of (i) the term of the Agreement and (ii) such time as Purchaser or GYBL no longer hold any Shares, none of the Company, nor any of its directors, officers or agents shall disclose any material non-public information about the Company to the Purchaser or GYBL.

Section 4.12 Commitment Fee; Warrant.

(a) The Company shall tender to GYBL, as a commitment fee, $2,000,000.00 (the “Commitment Fee”), deliverable as set forth below. The Commitment Fee due upon each Draw Down may be paid in cash from the proceeds of such Draw Down or in freely tradeable Common Shares of the Company valued at the Daily Closing Price at the time of such Draw Down, at the option of the Company. The amount of the Commitment Fee due in each such installment shall be the product obtained by multiplying (i) the total amount of the Commitment Fee by (ii) the quotient derived by dividing (y) the value of Shares purchased pursuant to the applicable Draw Down by (z) the Aggregate Limit. Notwithstanding the foregoing but at all times subject to Section 7.01, the Company, at its option, may pay the Commitment Fee in cash or in Common Shares (provided that such Common Shares shall have been registered for resale pursuant to an effective registration statement), so long as 100% of the Commitment Fee shall have been paid within twelve (12) months of the Public Listing Date. For the avoidance of doubt, (1) the Commitment Fee shall be payable by the Company irrespective of whether any Draw Down Notices have been delivered by the Company in accordance herewith, and (2) except as provided in the second sentence of Section 7.01, no Commitment Fee shall be payable in the event that the Company does not achieve a Public Listing.

(b) On the Public Listing Date, the Company shall make and execute a warrant granting GYBL the right to purchase Common Shares, a copy of which is attached hereto as Exhibit B (the “Warrant”) having an expiration date that is the third anniversary of the Public Listing Date, granting GYBL the right to purchase, upon the terms set forth more fully therein, up to the number of Common Shares that is equal to 1.5% of the total equity interests (including Common Shares and any other equity interests convertible or exchangeable into Common Shares or bearing equivalent economic interests, but excluding all options and awards granted and outstanding) (the “Warrant Percentage”) outstanding immediately after the completion of the Public Listing, calculated on a fully diluted basis, at an exercise price per Share equal to the public offering price (in the case of an initial public offering) or the closing bid price of the Common Shares on the Public Listing Date (in the case of a Public Listing other than an initial public offering). On the first anniversary following the Public Listing Date (the “Adjustment Date”), if all or any portion of the Warrant remains unexercised and the average Daily Closing Price of the Common Shares for the 10 Trading Days following the Adjustment Date (the “Current Trading Price”) is less than 90% of the then-current exercise price of the Warrant, the exercise price of such remaining Warrant shall adjust to 105% of the Current Trading Price.

(c) Notwithstanding anything to the contrary stated herein, if the Purchaser determines in its reasonable discretion that the issuance of the Warrant could result in the Warrant Shares or any Shares issued to the Purchaser pursuant to a Draw Down hereunder not to be freely transferable under applicable securities Laws or otherwise adversely effects the Purchaser’s ability to sell the Warrant Shares or such Shares issued pursuant to a Draw Down, then the Parties shall structure an alternative issuance and sale of Common Shares to the Purchaser that are economically equivalent to the exercise of the Warrant in full.

Section 4.13 Private Transaction Fee. In the event that the Company does not complete an initial public offering or Reverse Merger Transaction, for any reason, but instead completes a transaction, including but not limited to a merger, acquisition, sale, share exchange, or any other private business combination which results or would result in a Change of Control of the Company (a “Private Transaction”), then the Company shall pay GYBL at or prior to the closing of such Private Transaction $2,000,000.00 in cash within thirty (30) calendar days of the Private Transaction (the “Private Transaction Fee”) and this Agreement and the Registration Rights Agreement shall not be effective and/or shall be deemed to terminate immediately without any force or effect.

Section 4.14 Reservation of Shares. The Company will have available, and shall reserve and keep available at all times, free of preemptive and other similar rights of stockholders, the requisite aggregate number of authorized but unissued Common Shares to enable the Company to timely effect the issuance, sale and delivery in full to the Purchaser of all the Shares to be issued and delivered under this Agreement, in any case prior to the issuance to the Purchaser of such Common Shares. The number of Common Shares so reserved from time to time, as theretofore increased or reduced as hereinafter provided, may be reduced by the number of Shares actually delivered pursuant to this Agreement.

Section 4.15 Amendments to the Registration Statement; Prospectus Supplements. Except as provided in this Agreement and other than periodic reports required to be filed pursuant to the Exchange Act, the Company shall not file with the Commission any amendment to the Registration Statement that relates to the Purchaser, the Transaction Documents or the transactions contemplated thereby, or file with the Commission any Prospectus Supplement that relates to the Purchaser, the Transaction Documents or the transactions contemplated thereby with respect to which (a) the Purchaser shall not previously have been advised, (b) the Company shall not have given due consideration to any comments thereon received from the Purchaser or its counsel, or (c) the Purchaser shall reasonably object after being so advised, unless it is necessary to amend the Registration Statement or make any supplement to the Prospectus to comply with the Securities Act or any other applicable law or regulation, in which case the Company shall promptly so inform the Purchaser, the Purchaser shall be provided with a reasonable opportunity to review and comment upon any disclosure relating to the Purchaser and the Company shall expeditiously furnish to the Purchaser an electronic copy thereof. In addition, for so long as, in the reasonable opinion of counsel for the Purchaser, the Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required to be delivered in connection with any sales of registrable securities by the Purchaser, the Company shall not file any Prospectus Supplement without delivering or making available a copy of such Prospectus Supplement to the Purchaser promptly. Upon receipt of an amendment to the Registration Statement or Prospectus Supplement from the Company or its counsel, the Purchaser shall promptly review such document and provide comments to the Company or its counsel regarding such document, if any, within a reasonable period of time.

ARTICLE V

CLOSING CERTIFICATE; CONDITIONS TO THE SALE AND PURCHASE OF THE SHARES; OPINION AND COMFORT LETTERS

Section 5.01 Closing Certificate. In connection with the execution and delivery of this Agreement, the Purchaser shall receive a certificate from the Company, dated the Effective Date, in the form of Exhibit B hereto.

Section 5.02 Conditions Precedent to the Obligation of the Company to Sell the Shares. The obligation hereunder of the Company to issue and sell the Shares to the Purchaser under any Draw Down Notice is subject to the satisfaction or waiver of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a) Accuracy of the Purchaser’s Representations and Warranties. Except for representations and warranties that are expressly made as of a particular date, the representations and warranties of the Purchaser in this Agreement and each other Transaction Document shall be true and correct in all material respects as of the date when made and as of each Draw Down Exercise Date and each Settlement Date as though made at that time.

(b) Registration Statement. The Company shall have the necessary number of Common Shares available to be registered pursuant to the Registration Rights Agreement. The Company shall take all reasonable steps to have the Registration Statement declared effective by the Commission. The Registration Statement for the Shares covered in the Draw Down shall have been declared effective by the Commission. There shall be no stop order suspending effectiveness of the Registration Statement.

(c) Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and each other Transaction Document to be performed, satisfied or complied with by the Purchaser at or prior to each Draw Down Exercise Date and each Settlement Date, as applicable.

(d) No Injunction. No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents.

(e) No Suspension, Etc. Trading in the Common Shares shall not have been suspended by the Commission or Principal Market, and, at any time prior to each Draw Down Exercise Date and applicable Settlement Date, none of the events described in clauses (i), (ii) and (iii) of Section 4.09 hereof shall have occurred, trading in securities generally as reported on the Principal Market shall not have been suspended or limited, nor shall a banking moratorium have been declared either by U.S. federal or state authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Company, makes it impracticable or inadvisable to issue the Shares.

(f) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Purchaser or any of the officers, directors or Affiliates of the Company seeking to restrain, prevent or change the transactions contemplated by this Agreement and the other Transaction Documents, or seeking damages in connection with such transactions.

Section 5.03 Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down and Purchase the Shares. The obligation hereunder of the Purchaser to accept a Draw Down and to acquire and pay for the Shares is subject to the satisfaction or waiver, at or before each Draw Down Exercise Date and each Settlement Date of each of the conditions set forth below. The conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion.

(a) Accuracy of the Company’s Representations and Warranties. Except for representations and warranties that are expressly made as of a particular date, each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of each Draw Down Exercise Date and as of each Settlement Date, as though made at that time.

(b) Registration Statement. The listing or trading of the Common Shares on the Principal Market shall be effected and the Company shall have the necessary amount of the Shares registered pursuant to the Registration Statement. The Registration Statement shall be effective, and no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto shall have been issued under the Securities Act, no order preventing or suspending the use of the Prospectus contained in the Registration Statement shall have been issued, and no proceedings for any of those purposes shall have been instituted or be pending or, to the Company’s Knowledge, contemplated.

(c) No Suspension. Trading in the Common Shares shall not have been suspended by the Commission or Principal Market, and, at any time prior to such Draw Down Exercise Date, trading in securities generally as reported on the Principal Market shall not have been suspended or limited, nor shall a banking moratorium have been declared either by U.S. federal or state authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to issue the Shares.

(d) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and each other Transaction Document to be performed, satisfied or complied with by the Company at or prior to each Draw Down Exercise Date and each Settlement Date and shall have delivered the Compliance Certificate substantially in the form attached hereto as Exhibit C. Without limiting the foregoing, the Company shall have paid the applicable portion of the Commitment Fee when due pursuant to Section 4.12(a).

(e) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents.

(f) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or Affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement and the other Transaction Documents, or seeking damages in connection with such transactions.

(g) Aggregate Limit. The issuance and sale of the Shares issuable pursuant to such Draw Down Notice will not violate Section 6.02 hereof.

(h) Shares Authorized. The Shares issuable pursuant to such Draw Down Notice will have been duly authorized by all necessary corporate action of the Company.

(i) Opinion of Counsel and 10b-5 Statement. Subsequent to the effective date of the Registration Statement and prior to the first Draw Down under this Agreement, the Purchaser shall have received an opinion of counsel and 10b-5 statement to the Company in a form reasonably acceptable to the Purchaser’s counsel.

(j) Comfort Letters. Subsequent to the effective date of the Registration Statement and prior to the first Draw Down under this Agreement, the Purchaser shall have received letters from the Company’s independent auditors, dated the respective dates of delivery thereof and addressed to the Purchaser and any underwriter, in form and substance reasonably satisfactory to the Purchaser, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in each of the Registration Statement, the Prospectus, and any Prospectus Supplement.

ARTICLE VI

DRAW DOWN TERMS

Section 6.01 Draw Down Terms. Subject to the satisfaction of the conditions set forth in this Agreement, and subject to Section 6.02 below, the Parties agree (unless otherwise mutually agreed upon by the Parties in writing) as follows:

(a) The Company may, in its sole discretion, issue a Draw Down Notice (as defined in Section 6.01(h) hereof) for a specified Draw Down Amount Requested. Subject to Section 6.01(g) below, the Purchaser shall pay a per-Share amount equal to ninety percent (90%) of the average Daily Closing Price during the Draw Down Pricing Period (the “Purchase Price”). Subject to Section 4.06 hereof, the Draw Down Amount Requested shall not exceed four hundred percent (400%) (the “Draw Down Limit”) of the average daily trading volume for the 30 Trading Days immediately preceding the Draw Down Exercise Date.

(b) The Purchaser shall designate the Draw Down Pricing Period on the Draw Down Exercise Date. In the event that the Purchaser fails to designate the Draw Down Pricing Period within three (3) days of the Draw Down Exercise Date, then the Calculation Days shall default to ten (10) days and the Purchaser shall be deemed to have made such designation. Prior to commencement of the Draw Down Pricing Period, the Company shall deliver the shares to be purchased in such Draw Down to the Purchaser.

(c) Only one Draw Down shall be allowed in each Draw Down Pricing Period.

(d) Each Draw Down shall be settled on the first Trading Day after the end of each Draw Down Pricing Period (the “Settlement Date”).

(e) At the end of each Draw Down Pricing Period, the Purchaser’s total Draw Down commitment under this Agreement shall be reduced by the total Draw Down Amount for such Draw Down Pricing Period.

(f) Each Draw Down will automatically expire immediately on the Settlement Date.

(g) Each Draw Down Notice shall set forth the Threshold Price set by the Company for such Draw Down. If ninety percent (90%) of the Daily Closing Price on a given Trading Day in the Draw Down Pricing Period is less than the Threshold Price, then the total Draw Down Amount Requested will be reduced by a fraction whose numerator is 1, and whose denominator is the number of Calculation Days, and, unless otherwise agreed by the Parties, no Shares will be purchased or sold with respect to such Trading Day and the Daily Closing Price on such Trading Day shall be excluded from the calculation of the Purchase Price. For the avoidance of doubt, any Shares delivered to, but not purchased by, the Purchaser shall be promptly returned to the Company.

(h) As a condition to the exercise of any Draw Down, the Company must (i) provide a notice to the Purchaser of the Company’s exercise of any Draw Down via email before commencement of trading on the first Trading Day of the Draw Down Pricing Period covered by such notice (the “Draw Down Notice”), substantially in the form attached hereto as Exhibit D, and (ii), on the Settlement Date, pursuant to Section 6.01(d), deliver the Shares to the Purchaser an amount equal to the Draw Down Amount Requested (which amount shall be adjusted in the event that the amount accepted by the Purchaser pursuant to Section 6.01(a) hereof is different (pursuant to Section 6.01(g)) than the Draw Down Amount Requested). The date the Company delivers the Draw Down Notice in accordance with this Section 6.01(h) shall be a “Draw Down Exercise Date.” The Draw Down Notice shall specify the Draw Down Amount Requested, set the Threshold Price for such Draw Down and designate the first Trading Day of the Draw Down Pricing Period that the Company wishes to grant to the Purchaser during the Draw Down Pricing Period.

(i) On each Settlement Date, the Purchaser shall (i) provide the Company a closing notice in the form of Exhibit E attached hereto; (ii) make payment for the Shares acquired pursuant to this Agreement to the Company’s designated account by wire transfer of immediately available funds, provided that the Shares were received by the Purchaser in accordance with Section 6.01(d) hereof; and (iii) return to the Company any Shares delivered to the Purchaser in connection with the applicable Draw Down Notice that have not been purchased by Purchaser pursuant to the terms hereof, it being understood that Purchaser shall have the ability to sell any purchased Shares at any time following their deposit pursuant to Section 6.01(b). If the Purchaser fails to make the payment required pursuant to clause (ii) of Section 6.01(i), then: (x) the Commitment Fee associated with the purchase of such Shares shall be deemed waived; (y) the number of shares that are subject to the Warrant shall be reduced by a percentage that is equal to the percentage of the Aggregate Limit represented by the Shares for which Purchaser failed to make payment; and (z) the Company shall, thereafter, have the right to terminate this Agreement, including termination of any obligation of the Company to pay any Commitment Fee not yet paid hereunder.

Section 6.02 Aggregate Limit. Notwithstanding anything to the contrary herein, in no event may the Company issue a Draw Down Notice to the extent that the sale of Shares pursuant thereto and pursuant to all prior Draw Down Notices issued pursuant to Section 6.01 would cause the Company to sell or the Purchaser to purchase an aggregate number of Shares exceeding the Aggregate Limit. If the Company issues a Draw Down Notice that otherwise would permit the Purchaser to purchase a number of Shares which would cause the aggregate purchases by Purchaser hereunder to exceed the Aggregate Limit, such Draw Down Notice shall be void ab initio to the extent by which number of Shares issuable pursuant to such Draw Down Notice, together with the number of Shares purchased by the Purchaser pursuant hereto, would exceed the Aggregate Limit.

Section 6.03 Committed Draw Downs. Notwithstanding provisions to the contrary set forth Section 6.01 above:

(a) Subject to the provisions of this Section 6.03 and the conditions set forth in Section 5.03, other than Section 5.03(g), on each Committed Draw Down Date, the Company may make a written request to the Purchaser (the “Committed Draw Down Notice”), for a Draw Down for an amount up to the Committed Draw Down Amount, it being understood that Purchaser shall have no obligation to fund any Committed Draw Down prior to the Registration Date. Any Draw Down pursuant to this Section 6.03 shall be a “Committed Draw Down”.

(b) In connection with each Committed Draw Down Notice, the Purchaser shall, on the applicable Committed Draw Down Date, transfer to the account of the Company the amount set forth in the applicable Committed Draw Down Notice, and the Company shall transfer to the account of the Purchaser a number of Shares equal to at least three times the value of such amount

(the “Transferred Shares”) based on a per-Share price equal to the closing price of the Shares as of the close of trading on the Trading Day immediately preceding the Committed Draw Down Date. For example, if the amount set forth in the Committed Draw Down Notice is $25,000,000 and the closing price of the Shares on the prior Trading Day was $10 per Share, then the Company shall transfer at least 7,500,000 Common Shares to the Purchaser concurrently with its delivery of the Committed Draw Down Notice in respect of such Committed Draw Down. In addition, during the applicable Committed Draw Down Pricing Period, the Company may deliver additional Shares to the Purchaser (which addition Shares shall be deemed to be “Transferred Shares” for the applicable Committed Draw Down). On the business day following receipt of the Committed Draw Down Notice, Purchaser shall make payment in the amount set forth in the applicable Committed Draw Down Notice to the Company’s designated account by wire transfer of immediately available funds, provided that the Shares were received by the Purchaser in accordance with this Section 6.03(b).

(c) The Committed Draw Down Notice shall be in the form and substance required by Section 6.01(h). Notwithstanding anything to the contrary set forth in the applicable Committed Draw Down Notice or in Section 6.01 above, (i) the Committed Draw Down Pricing Period shall be 25 consecutive Trading Days commencing with the first Trading Day designated in the Committed Draw Down Notice and (ii) no Threshold Price shall apply to any Committed Draw Down. The “Settlement Date” for any Committed Draw Down shall be deemed to be the Trading Day after the last Trading Day of the Committed Draw Down Pricing Period.

(d) In the event that the Committed Draw Down Purchase Price, multiplied by the number of Transferred Shares (the “Aggregate Maximum Purchase Price”) is less than the amount of the applicable Committed Draw Down, then on the Settlement Date of such Committed Draw Down, the Company shall (i) deliver to Purchaser that number of Shares as is equal to at least three times the amount by which the Aggregate Maximum Purchase Price was less than the amount of the applicable Committed Draw Down (such amount, the “Deficiency”), based on a per-Share price equal to the closing price of the Company’s Common Stock as of the close of trading on the last Trading Day of the Committed Draw Down Pricing Period (which shall be deemed to be “Transferred Shares” for the applicable Committed Draw Down) and the Committed Draw Down Pricing Period for such Committed Draw Down shall be automatically extended for an additional 30 Trading Days, subject to early termination provided in Section 6.03(c) or (ii) transfer the amount of the Deficiency to an account of the Purchaser.

(e) In the event that the Aggregate Maximum Purchase Price is more than the amount of the applicable Committed Draw Down, then on the first Trading Day following the Settlement Date of such Committed Draw Down, the Purchaser shall return to the Company that number of Transferred Shares as is equal to the quotient of (x) the Aggregate Maximum Purchase Price minus the amount of the Committed Draw Down, divided by (y) the Committed Draw Down Purchase Price.”

ARTICLE VII

TERMINATION

Section 7.01 Term, Termination by Mutual Consent. Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) thirty-six (36) consecutive months from the Public Listing Date (the “Investment Period”); (ii) thirty-six (36) months from the Effective Date (as may be extended for the duration of the Investment Period if the Public Listing Date falls within such three (3) year period), and (iii) the date the Purchaser shall have purchased the Aggregate Limit. This Agreement may be terminated by Company upon 90 days advance written notice to GYBL for any reason, provided that (i) in the event the Company terminates this Agreement prior to the Public Listing Date, the Commitment Fee shall be due and payable in cash by the Company to GYBL by wire transfer of immediately available funds prior and as a condition to any such termination, (ii) in the event the Company terminates this Agreement after the Public Listing Date, the unpaid portion of the Commitment Fee shall be due and payable in cash by the Company to GYBL by wire transfer of immediately available funds prior and as a condition to any such termination (and, for the avoidance of doubt, the Registration Rights Agreement and the Warrant shall remain valid), and (iii) in the event the Company terminates this Agreement before the Public Listing Date and the Public Listing Date occurs prior to the two year anniversary of such termination, then the Company shall issue to the Purchaser the Warrant on the Public Listing Date pursuant to the terms of Section 4.12(b), provided that the Warrant Percentage shall be reduced to 1.0%. This Agreement may be terminated immediately at any time by mutual written consent of the Parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent; provided, however, that this Agreement shall not terminate until the Company has delivered to the Purchaser the number of Shares required to be delivered on such date hereunder in accordance with the terms hereof, if any.

Section 7.02 Effect of Termination. In the event of termination by the Company or the Purchaser, the transactions contemplated by this Agreement shall be terminated without further action by either party, it being understood that the Warrant and the Registration Rights Agreement shall not terminate and shall continue to survive in accordance with their respective terms, unless otherwise set forth in this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 General Indemnity.

(a) Indemnification by the Company. The Company will indemnify and hold harmless the Purchaser and each Person who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any losses, claims, damages, liabilities and expenses (including reasonable costs of defense and investigation and all attorneys’ fees) to which the Purchaser and each such controlling Person may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) (collectively, “Losses,” and each, a “Loss”) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in the Registration Statement relating to the Shares being sold to the Purchaser (including any prospectus relating thereto), or any amendment or supplement to it, (ii) the omission or alleged omission to state in the Registration Statement or any document incorporated by reference in the Registration Statement, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) breach of representation, warranty or covenant of the Company contained in this Agreement or any other Transaction Document, including a failure to deliver the Shares to the Purchaser by the deadline set forth in herein, whether or not such Losses are a result of a claim by a third party. Pursuant to Section 8.02 hereof, the Company will reimburse the Purchaser and each such controlling Person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Purchaser or such controlling Person in investigating, defending against, or preparing to defend against any such Loss.

(b) Indemnification by the Purchaser. The Purchaser will indemnify and hold harmless the Company, each of its directors and officers, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any Losses that arise out of or are based upon (i) any untrue statement, alleged untrue statement, omission or alleged omission, included in the Registration Statement in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement, (ii) the omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, the untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement, whether or not such Losses are as a result of a claim by a third party or (iii) breach of representation, warranty or covenant of the Purchaser contained in this Agreement or any other applicable Transaction Document, whether or not such Losses are a result of a claim by a third party. Pursuant to Section 8.02 hereof, the Purchaser will reimburse the Company and each such director, officer or controlling Person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Company or the other Person in investigating, defending against, or preparing to defend against any such Loss.

Section 8.02 Indemnification Procedures. Promptly after a Person receives notice of a claim or the commencement of an action for which the Person intends to seek indemnification under Section 8.01, the Person will notify the indemnifying party in writing of the claim or commencement of the action, suit or proceeding; provided, however, that failure to notify the indemnifying party will not relieve the indemnifying party from liability under Section 8.01, except to the extent it has been materially prejudiced by the failure to give notice. The indemnifying party will be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and if the indemnifying party acknowledges in writing the obligation to indemnify the party against whom the claim or action is brought, the indemnifying party may (but will not be required to) assume the defense against the claim, action, suit or proceeding with counsel satisfactory to it. After an indemnifying party notifies an indemnified party that the indemnifying party wishes to assume the defense of a claim, action, suit or proceeding, the indemnifying party will not be liable for any legal or other expenses incurred by the indemnified party in connection with the defense against the claim, action, suit or proceeding except that if, in the opinion of counsel to the indemnifying party, one or more of the indemnified parties should be separately represented in connection with a claim, action, suit or proceeding, the indemnifying party will pay the reasonable fees and expenses of one separate counsel for the indemnified parties. Each indemnified party, as a condition to receiving indemnification as provided in Section 8.01, will cooperate in all reasonable respects with the indemnifying party in the defense of any action or claim as to which indemnification is sought. No indemnifying party will be liable for any settlement of any action effected without its prior written consent. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of a pending or threatened action with respect to which an indemnified party is, or is informed that it may be, made a party, and for which it would be entitled to indemnification, unless the settlement includes an unconditional release of the indemnified party from all liability and claims which are the subject matter of the pending or threatened action. If for any reason the indemnification provided for in this Agreement is not available to, or is not sufficient to hold harmless, an indemnified party in respect of any loss or liability referred to in Section 8.01 as to which it is entitled to indemnification thereunder, each indemnifying party will, in lieu of indemnifying the indemnified party, contribute to the amount paid or payable by the indemnified party as a result of such loss or liability, (i) in the proportion which is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and by the indemnified party on the other from the sale of the Shares which is the subject of the claim, action, suit or proceeding which resulted in the loss or liability or (ii) if that allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits of the sale of such Shares, but also the relative fault of the indemnifying party and the indemnified party with respect to the statements or omissions which are the subject of the claim, action, suit or proceeding that resulted in the loss or liability, as well as any other relevant equitable considerations.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Fees and Expenses. Each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement and the other Transaction Documents. In addition, the Company shall pay all reasonable attorneys’ fees and expenses incurred by the Purchaser in connection with any amendments, modifications or waivers of this Agreement or any other Transaction Document. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto or the Warrant.

Section 9.02 Specific Enforcement, Consent to Jurisdiction.

(a) The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any other Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions from any court of competent jurisdiction or arbitral authority to prevent or cure breaches of the provisions of this Agreement or any other Transaction Document by the other party and to enforce specifically the terms and provisions hereof; such right is in addition to any other remedy to which either party may be entitled by law or equity, without the necessity of posting a bond or other security or the burden of proving actual damages.

(b) All disputes, controversies or claims between the Parties arising out of or in connection with this agreement (including its existence, validity or termination) which cannot be amicably resolved shall be finally resolved and settled under the Rules of Arbitration of the American Arbitration Association and its affiliate, the International Center for Dispute Resolution, in New York City. The arbitration tribunal shall be composed of one arbitrator. The arbitration will take place in New York City, New York, and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties.

Section 9.03 Entire Agreement; Amendment. This Agreement and the other Transaction Documents represent the entire agreement of the Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by either party relative to the subject matter hereof not expressly set forth herein. No provision of this Agreement may be amended other than by a written instrument signed by both Parties.

Section 9.04 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing, delivered by electronic mail to the address designated below, and shall be effective on the date that the email is received. However, if the time of deemed receipt of any notice is not before 5:30 p.m. local time on a business day at the address of the recipient it is deemed to have been received at the commencement of business on the next business day. The address for such communications shall be:

If to the Company:	Energy Exploration Technologies, Inc. Attn: Teague Egan Email: (**) Attn: Mike Eberhardt Email: (**)

Attn: Kevin Shin Email: (**)

If to GYBL:	GEM Yield Bahamas Ltd. Attn: Christopher F. Brown, Manager Email: (**)

With a copy (which shall not constitute notice):	Gibson, Dunn & Crutcher LLP Attn: Boris Dolgonos
Email: (**)

If to the Purchaser:	GEM Global Yield LLC SCS Attn: Christopher F. Brown, Manager Email: (**)
With a copy (which shall not constitute notice):	Gibson, Dunn & Crutcher LLP Attn: Boris Dolgonos

Email: (**)

Either party hereto may from time to time change its address for notices by giving at least 10 days’ advance written notice of such changed address to the other party hereto.

Section 9.05 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement or any other Transaction Document shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No provision of this Agreement or any other Transaction Document may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought.

Section 9.06 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.07 Successors and Assigns. Neither party may assign this Agreement or any other Transaction Document to any Person without the prior consent of the other party; provided that without the consent of the other, (i) the Company may assign its rights and obligations under this Agreement and other Transaction Documents to the Successor Company; (ii) the Purchaser may assign its rights and obligations under this Agreement or any other Transaction Document to an Affiliate of the Purchaser. In the event of (a) a Reverse Merger Transaction or (b) any other transaction (including by way of merger, consolidation or otherwise), including the formation of any successor or other similar entity by the Company or an Affiliate thereof to facilitate, or in connection with, a Public Listing, this Agreement and each other Transaction Document (including the Warrant) shall be automatically assigned to the Successor Company, and the Parties agree that the terms of this Agreement and such other Transaction Document shall be construed to give effect to such assignment, including, without limitation, that: (w) the term “Company” shall be construed as “Successor Company”; (x) the term “Shares” shall be construed as the common shares of the Successor Company, (y) the term “Public Listing Date” shall be construed as the first trading day following consummation of the Reverse Merger Transaction (in the case of clause (a) above); and (z) the term “Public Listing” shall be construed as the date of the Reverse Merger Transaction (in the cause of clause (a) above). This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

Section 9.08 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions except Section 5-1401 of the New York General Obligations Law.

(b) EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 9.09 Survival. The representations and warranties of the Company and the Purchaser contained in ARTICLE III and the covenants contained in ARTICLE IV shall survive the execution and delivery hereof until the termination of this Agreement, and the agreements and covenants set forth in ARTICLE VIII of this Agreement shall survive the execution and delivery hereof. The provisions of ARTICLE VIII (Indemnification) shall remain in full force and effect indefinitely notwithstanding any termination of this Agreement or other Transaction Document.

Section 9.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other Parties hereto, it being understood that all Parties need not sign the same counterpart.

Section 9.11 Publicity. Without the prior written consent of the Purchaser, which shall not unreasonably be withheld, delayed or conditioned, the Company may not issue a press release or otherwise make a public statement or announcement with respect to this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby or the existence of this Agreement or any other Transaction Document (including, without limitation, by filing a copy thereof with the Commission). In the event that the Company is required by applicable law, rules or regulations (include Principal Market rules or regulations) to issue a press release or otherwise make a public statement or announcement with respect to any of such matters, the Company shall use its commercially reasonable efforts to consult with the Purchaser on the form and substance of such press release or other disclosure.

Section 9.12 Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 9.13 Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and each other Transaction Document. Each Party hereby expressly agrees that, in the event that any action or determination of the Commission or other regulatory or governmental authority, or the refusal or failure of any other governmental approval, would or does prohibit or otherwise materially interfere with the ability of the Parties to effect the transactions contemplated by this Agreement in the manner contemplated by and described in it, each such Party shall use its good-faith best efforts to resolve and cure such condition, including, without limitation, by amending this Agreement to the extent necessary therefor.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

ENERGY EXPLORATION TECHNOLOGIES, INC.

By:	/s/ Teague Egan

Name:	Teague Egan
Title:	CEO

GEM GLOBAL YIELD LLC SCS

By:	/s/ Chris Brown

Name:	Christopher F. Brown
Title:	Manager

GEM YIELD BAHAMAS LTD.

By:	/s/ Chris Brown

Name:	Christopher F. Brown
Title:	Director

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

[See attached.]

EXHIBIT B

FORM OF COMPANY CLOSING CERTIFICATE

[See attached.]

CLOSING CERTIFICATE

OF

ENERGY EXPLORATION TECHNOLOGIES, INC.

April 9, 2022

Reference is made to the Share Purchase Agreement (the “Purchase Agreement”), of even date herewith, by and among ENERGY EXPLORATION TECHNOLOGIES, INC., a Puerto Rico corporation and having a principal place of business at 65 Green Villa Drive, #21, Dorado, Puerto Rico 00646 (the “Company”); GEM GLOBAL YIELD LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg having LEI No. 213800CXBEHFXVLBZO92 having an address at 12C, rue Guillaume J. Kroll, L-1882 Luxembourg (“Purchaser”); and GEM YIELD BAHAMAS LIMITED, a limited company formed under the laws of the Commonwealth of the Bahamas and having an address at 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, The Bahamas (“GYBL”). Capitalized terms not defined herein shall have the meanings given them in the Purchase Agreement.

Pursuant to Section 5.01 of the Purchase Agreement, the undersigned hereby certifies that he is a Director of the Company, and that, as such, he is authorized to execute and deliver this certificate in the name and on behalf of the Company in connection with the execution and delivery of the Purchase Agreement and that certain Registration Rights Agreement by and among the Parties, in each case as of even date herewith (collectively, the “Transaction Documents”), as well as the transactions contemplated thereby (the “Transactions”), to which this certificate relates, and further certifies in his official capacity, in the name and on behalf of the Company, the items set forth below.

1.

Attached hereto as Exhibit A is a true, correct and complete copy of action of the Board of Directors of the Company taken by written consent, dated February 28, 2022 authorizing and ordering the Transactions and the Company’s performance thereof, as well as the execution and delivery of the Transaction Documents, this certificate, and other instruments ancillary thereto. The resolutions contained in Exhibit A have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.

2.

Attached hereto as Exhibit B is a true, correct and complete copy of the Certificate of Incorporation of the Company, together with any and all amendments thereto, and no action has been taken to further amend, modify or repeal such Certificate of Incorporation, the same being in full force and effect in the attached form as of the date hereof.

3.

Attached hereto as Exhibit C is a true, correct and complete copy of the Bylaws of the Company, together with any and all amendments thereto, and no action has been taken to further amend, modify or repeal such Bylaws, the same being in full force and effect in the attached form as of the date hereof.

4.	The Company is validly existing and in good standing under the laws of Puerto Rico, and there are no pending winding up, liquidation or dissolution actions or proceedings by or against the Company.

5.

Each person listed below has been duly elected or appointed to the position(s) indicated opposite his name and is duly authorized to sign the Purchase Agreement and each of the Transaction Documents on behalf of the Company.

Name	Position
Teague Egan	Chief Executive Officer

6.

The Company has all requisite corporate and legal power and authority to own and operate its assets and to carry on its business as it is now being conducted and to enter into and perform its obligations under the Transaction Documents.

7.

All corporate proceedings of the Company necessary to be taken in connection with the authorization, execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Documents have been duly taken, and all such authorizations are presently in effect.

8.

Each of the Transaction Documents has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

9.	The undersigned has made reasonable due inquiry of all persons deemed necessary or appropriate to verify or confirm the statements contained herein.

10.	The undersigned is duly authorized and empowered by all corporate action to make this certification on behalf and in the name of the Company.

11.	The registered office of the Company is located at 65 Green Villa Drive, #21, Dorado, Puerto Rico 00646.

IN WITNESS WHEREOF, the undersigned, being the duly elected and acting Chief Executive Officer of the Company, has executed this certificate as of the date first set forth above.

ENERGY EXPLORATION TECHNOLOGIES, INC.

By:

Name:
Its:

EXHIBIT C

FORM OF COMPANY COMPLIANCE CERTIFICATE

[See attached.]

COMPLIANCE CERTIFICATE

OF

ENERGY EXPLORATION TECHNOLOGIES, INC.

Reference is made to that certain Share Purchase Agreement (the “Agreement”), dated as of April 9, 2022, by and among ENERGY EXPLORATION TECHNOLOGIES, INC., a Puerto Rico corporation and having a principal place of business at 65 Green Villa Drive, #21, Dorado, Puerto Rico 00646 (the “Company”); GEM GLOBAL YIELD LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg having LEI No. 213800CXBEHFXVLBZO92 having an address at 12C, rue Guillaume J. Kroll, L-1882 Luxembourg (“Purchaser”); and GEM YIELD BAHAMAS LIMITED, a limited company formed under the laws of the Commonwealth of the Bahamas and having an address at 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, The Bahamas (“GYBL”). Terms capitalized but not defined herein have the meanings given them in the Agreement.

Pursuant to Section 5.03(d) of the Agreement, the undersigned director of the Company, for and on behalf of the Company, in his or her capacity as officer of the Company and not in any individual capacity, hereby certifies as follows:

This certificate is delivered together with a Draw Down Notice in connection with a Draw Down exercise. The Company has performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Agreement and each other Transaction Document to be performed, satisfied or complied with by the Company at or prior to the Draw Down Exercise Date, and shall have performed, satisfied or complied with all of the same as of the Settlement Date in respect of the Draw Down for which this certificate and the related Draw Down Notice are delivered.

IN WITNESS WHEREOF, the undersigned, being a duly elected and acting officer of the Company, has executed this Compliance Certificate as of the date set forth below.

ENERGY EXPLORATION TECHNOLOGIES, INC.

By:

Name:
Title:

Date:

EXHIBIT D

SHARE PURCHASE AGREEMENT

FORM OF DRAW DOWN NOTICE

Reference is made to the Share Purchase Agreement dated as of April 9, 2022, (the “Purchase Agreement”) by and among ENERGY EXPLORATION TECHNOLOGIES, INC., a Puerto Rico corporation and having a principal place of business at 65 Green Villa Drive, #21, Dorado, Puerto Rico 00646; GEM GLOBAL YIELD LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg having LEI No. 213800CXBEHFXVLBZO92 having an address at 12C, rue Guillaume J. Kroll, L-1882 Luxembourg; and GEM YIELD BAHAMAS LIMITED, a limited company formed under the laws of the Commonwealth of the Bahamas and having an address at 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, The Bahamas. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

In accordance with and pursuant to Section 6.01 of the Purchase Agreement, the Company hereby issues this Draw Down Notice to exercise a Draw Down request for the Draw Down Amount indicated below.

Draw Down Amount Requested:	________________________________________

Draw Down Pricing Period start date:	________________________________________

Draw Down Pricing Period end date:	________________________________________

Settlement Date:	________________________________________

Draw Down Threshold Price:	________________________________________

Dollar Amount and Number of Shares Currently Unissued under the Registration Statement:	________________________________________

Dollar Amount and Number of Shares Currently Available under the Aggregate Limit:	________________________________________

Dated:

By:	ENERGY EXPLORATION TECHNOLOGIES, INC.

Name:
Title:
Address:

EXHIBIT E

FORM OF CLOSING NOTICE

To:

ENERGY EXPLORATION TECHNOLOGIES, INC.

65 Green Villa Drive, #21

Dorado, Puerto Rico 00646

Attention:

We refer to the share purchase agreement (the “Agreement”) dated April 9, 2022 by and among us, GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd., and yourselves and to the Draw Down Notice delivered to us on _______________ 20___. Terms defined in the Agreement have the same meaning herein.

We hereby give you notice pursuant to Section 6.01(i) of the Agreement that we accept the Draw Down Notice, being ______ percent of the Draw Down Amount stated therein. [The reason that such number of Shares represents a smaller/greater number than the number of Shares set forth in the Draw Down Notice is as follows: ____________________________________________.]

The average of the closing bid prices in the Draw Down Pricing Period (excluding any closing bid prices pursuant to Section 6.01(g)) is ______ and the resulting Purchase Price is ______ (____ percent. of such average closing bid price). The aggregate Purchase Price pursuant to this Closing Notice is therefore ______. Copy extracts from Bloomberg showing each of the closing bid prices during the Draw Down Pricing Period are attached.

Please deliver such Shares in accordance with the following instructions:

Electronic book entry transfer requested (check one): YES ____ NO _____

[CREST] Participant ID: _____________________

[CREST1 Account ID: __________________

Signed by:

Name:

Date:

For and on behalf of

GEM GLOBAL YIELD LLC SCS